Exhibit 21.1

Subsidiary	Jurisdiction
FF24 Ventures GmbH	Germany
FF24 Merchant Service GmbH	Germany
OK.de Holding Inc.	Florida
DigiClerck LLC	Florida
OK.de Service GmbH	Germany